EXHIBIT 4.3

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of the      day of             , 2008, by and between Paladin Realty Income Properties, Inc., a Maryland corporation (the “Company”), Paladin Realty Securities, LLC (the “Dealer Manager”) and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”).

WHEREAS, the Company proposes to offer for sale, on a continuing basis (the “Offering”) up to $850,000,000 in shares of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to the terms of the prospectus contained in the registration statement on Form S-11, as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and dated             , 2008 (the “Prospectus”);

WHEREAS, Dealer Manager, a FINRA registered broker-dealer, has agreed to serve as the dealer manager for the Offering and will offer the Shares through other registered broker-dealers that are members of the FINRA (the “Dealers”);

WHEREAS, it is anticipated that investors will subscribe for the Shares and will provide the Dealer Manager with subscription payments for such Shares (the “Subscription Payments”), which subscriptions will be contingent upon the Company’s acceptances of such investors as shareholders;

WHEREAS, the Company and the Dealer Manager desire to deposit funds contributed by the Subscribers (as defined below) with the Escrow Agent, to be held for the benefit of the Subscribers and the Company in accordance with the terms of this Agreement;

WHEREAS, the Escrow Agent has agreed to receive and hold in escrow all Subscription Payments until the investors are admitted as stockholders and to hold and distribute such Subscription Payments in accordance with the terms and conditions herein set forth; and

WHEREAS, the Escrow Agent is willing to accept appointment as the escrow agent for only the expressed duties, terms and conditions outlined herein.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Company and the Dealer Manager hereby appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent hereby accepts such appointment, each in accordance with the terms of this Agreement. The Company and the Dealer Manager hereby acknowledge that the status of the Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby agree that they will not represent that the Escrow Agent has investigated the desirability or advisability of investment in the Shares or has approved, endorsed or passed upon the merits of the investment therein. The Company and the Dealer Manager further agree that the name of the Escrow Agent shall not be used in any manner in connection with the offer or sale of the Shares other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein.

2. Proceeds. Investors subscribing to purchase Shares (the “Subscriber”) will be instructed by the Dealer Manager or the Dealers to remit the Subscription Payments in the form of checks, drafts or money orders payable to the order of, or funds wired in favor of, “Paladin Realty Income Properties, Inc.” (the “Escrow Account”). Within three (3) business days of receipt of the Subscription Payments, the Dealer Manager or the Dealers shall remit to the Escrow Agent the Subscription Payments. Such Subscription Payments shall be retained in the Escrow Account by the Escrow Agent and invested as set forth in Section 7 and shall be deposited within one (1) business day of receipt. The Escrow Agent shall forward directly to the Company or the Company’s designee any subscription documents received from Subscribers on a daily basis via overnight courier.

In the event that any Subscription Payments deposited in the Escrow Account prove uncollectible after the funds represented thereby have been released by the Escrow Agent to the Company, then the Dealer Manager or Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the uncollectible Subscription Payment to the Dealer Manager or the Company. Notwithstanding the foregoing, if any Subscriber exercises any right provided by law to rescind his or her subscription, the Escrow Agent shall, upon notice from the Company or Dealer Manager, return to such Subscriber all Subscription Payments pertaining to such subscription, together with any earnings thereon during the period that such payments were held by the Escrow Agent under this Agreement.

3. Subscriber Identity. Within three (3) business days after receipt of the Subscription Payments, the Dealer Manager or the Dealers shall furnish to the Escrow Agent each accepted Subscriber’s name, address, social security number or tax identification number, number of Shares purchased and purchase price remitted. All proceeds so deposited shall be considered the property of the Subscribers and shall be held for the benefit of such Subscribers and shall not be: (i) commingled with the monies or become an asset of the Company, or (ii) subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as the Escrow Agent. The Escrow Agent agrees to treat all Subscriber information as confidential.

4. Disbursement of Proceeds. Upon facsimile or electronic notice from the Dealer Manager or the Company to the Escrow Agent (“Disbursement Notice”), on a weekly basis (and more frequently, if requested by the Company), the Escrow Agent shall disburse to the Company the amount of Subscription Payments received and all interest that has posted thereon (the “Collected Funds”) since the last report.

5. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Subscribers’ Subscription Payments and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company or Dealer Manager is complying with requirements of this Agreement or the Prospectus in tendering to the Escrow Agent said proceeds of the sale of the Shares. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult and hire counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent. In no event shall the Escrow Agent be liable, directly or indirectly, for any special, indirect or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The parties agree that the Escrow Agent has no role in the preparation of the Offering documents, has not reviewed any such documents and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent agrees that it may be named in the Prospectus and offering documents, to the extent necessary to describe this Agreement and the duties of the Escrow Agent herein. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the offering documents or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Subscriber funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

6. Escrow Agent Fee. The Escrow Agent shall be entitled to compensation for its services, as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. Subject to the provisions of Section 9, the fee agreed upon for the services rendered hereunder in Exhibit A is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, in no event shall any fee, reimbursement for costs and expenses, indemnification for damages incurred by the Escrow Agent or monies whatsoever be paid out of or chargeable to the income of assets of the Escrow Account.

7. Investment of Subscription Payments. The Escrow Agent shall invest all Subscription Payments and any investment income thereon as set forth in Exhibit B hereto, or as set forth in any subsequent written instruction signed by the Company’s Chief Financial Officer. Any interest received by the Escrow Agent with respect to the Subscription Payments, including reinvested interest shall become part of the proceeds of the Escrow Account (the “Escrow Income”), and shall be disbursed to the Company as provided herein. For tax reporting purposes, all interest or other taxable income earned on the Subscription Payments in any tax year shall be taxable to the person or entity receiving the interest or other taxable income.

The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

The Company shall, at or prior to the execution of this Agreement, provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request. The parties hereto understand that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Subscription Payments pursuant to this Agreement.

To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Collected Funds. The Company agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall arise out of or be caused by the gross negligence or willful misconduct of the Escrow Agent.

8. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to Company:

Paladin Realty Income Properties, Inc.

10880 Wilshire Blvd.

Suite 1400

Los Angeles, California 90024

Attention: Whitney A. Greaves, Chief Operating Officer

Fax: (310) 996-8708

If to the Dealer Manager:

Paladin Realty Securities, LLC

10880 Wilshire Blvd.

Suite 1400

Los Angeles, California 90024

Attention: Jerry Boucher, National Sales Manager

Fax: (310) 996-8708

If to the Escrow Agent:

Wells Fargo Bank, N.A.

Corporate, Municipal and Escrow Solutions

666 Walnut Street

MAC N8200-034

Des Moines, IA 50309

Attention: Lisa Reidburn

Fax: (515) 245-8532

Wires to the Escrow Agent should be directed to the following:

Wells Fargo Bank, N,A.

ABA 121000248

Acct Name – Trust Wire Clearing

Acct Number – 0000405200

Attention: Lisa Reidburn, (515) 245-3256

Ref: Paladin Realty Income Properties, Inc.

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

9. Indemnification of the Escrow Agent. The Company and the Dealer Manager hereby jointly and severally indemnify and hold the Escrow Agent (and its officers, directors, employees and agents) harmless from and against any and all loss, claim, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Escrow Agent. The provisions of this section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED

HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

10. Successors and Assigns.

(a) Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

(b) Notwithstanding the above, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

11. Term. This Agreement shall terminate within thirty (30) days receipt of written notice of termination by the Company and Dealer Manager to the Escrow Agent.

12. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of any court of competent jurisdiction in the State of Delaware.

13. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

14. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

15. Entire Agreement; Counterparts. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow. This Agreement, and any amendments hereto, may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original.

16. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. Disputes. In the event of a disagreement among any of the parties to this Agreement, or among them or any other person resulting in adverse claims and demands being made in connection with or from any property in the Escrow Account, the Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it in the Escrow Account under this Agreement, and in so doing, the Escrow Agent shall be entitled to continue to refrain from acting until (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected hereby or (ii) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto.

In the event of such dispute, the Escrow Agent shall be entitled, in its discretion and judgment, to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as the Escrow Agent deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to its duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and the Escrow Agent shall have no liability to the Company, the Dealer Manager or to any other person as a result of such action. Any such legal action may be brought in such court as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.

18. Limited Purpose. The Company and Dealer Manager hereby acknowledge that the Escrow Agent is serving as the escrow agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed or passed upon the merits of the Shares, nor shall they use its name in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that the Escrow Agent has agreed to serve as the Escrow Agent for the limited purposes set forth herein.

19. Resignation. The Escrow Agent may resign upon 30 days advance written notice to the Company and the Dealer Manager. Such resignation shall become effective on the date specified in such notice, which shall be not earlier than 30 days after such written notice has been given. In the event of any such resignation, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Account from the Escrow Agent. The Escrow Agent shall promptly pay the Subscription Payments in the Escrow Account, including interest thereon, to the successor escrow agent. If a successor Escrow Agent is not appointed by the Company or the Dealer Manager within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. All costs, expenses and reasonable attorneys’ fees for which the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.

20. Removal. The Escrow Agent may be jointly removed by the Company and the Dealer Manager at any time, by written notice executed by both of them (which may be executed in counterparts) provided to the Escrow Agent, which instrument shall become effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal. In the event of any such removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Account from the Escrow Agent. The Escrow Agent shall promptly pay the Subscription Payments in the Escrow Account, including interest thereon, to the successor escrow agent. If a successor escrow agent is not appointed by the Company or the Dealer Manager within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. All costs, expenses and reasonable attorneys’ fees for which the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.

21. Maintenance of Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and as may from time to time be reasonably requested by the Company before such termination, the Escrow Agent shall provide the Company with a copy of such records, certified by the Escrow Agent to be a complete and accurate account of all transactions hereunder. The authorized representatives of the Company and the Dealer Manager shall also have access to the Escrow Agent’s books and records to the extent relating to its duties hereunder, during normal business hours upon reasonable notice to the Escrow Agent, and at the requesting party’s expense.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.

PALADIN REALTY INCOME PROPERTIES, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:	Kristi J. Boyce
Title:	Vice President

PALADIN REALTY SECURITIES, LLC

By:
Name:
Title:

EXHIBIT A

Escrow Agent

SCHEDULE OF FEES

Acceptance Fee:	$1,500.00

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.

Annual Escrow Agent Administration Fee:	• For up to 1,000 Investors -	$5,750.00

• $2,000 per each additional 1,000 investors.

For ordinary administration services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Includes access to CTSLINK© (secure website for information dissemination to all applicable parties. Includes access to Trust Portfolio Reporting © for Escrow Account information Assumes Paladin Realty Income Properties, Inc. will provide subscriber data in a mutually agreeable electronic format compatible with Wells Fargo system (Excel preferred) to include subscriber name(s), address, city, state, zip code, tax ID or SSN number, dollar amount of investment and date of receipt.

$7,250 is Payable in advance and due at the time of Escrow Agreement execution. Additional fees will be billed in arrears based on the final number of investors per the above grid. Fee will not be prorated in case of early termination or numbers of investors less that a total of 1,000 on a minimum or incremental basis.

Tax reporting:	$10 per investor when W-9 form is provided to Wells Fargo.

$25 per investor when Wells Fargo is responsible for obtaining W-9 form directly from the investor.

Wells Fargo’s fees are based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Number of Deposits to Escrow Account: To Be Determined

•	Number of Withdrawals from Escrow Fund: Not more than Sixty (60) per year

•	Term of Escrow: Indefinite

•

This fee schedule assumes that Wells Fargo is able to receive the current investor information and transaction history in a format compatible to the STARs system (preferably in Excel). If manual entry is required, acceptance fee will be $2,500.

•	THIS FEE SCHEDULE ASSUMES THAT BALANCES IN THE ESCROW ACCOUNT WILL BE INVESTED IN MONEY MARKET FUNDS THAT WELLS FARGO HAS A RELATIONSHIP WITH

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

Out-of Pocket Expenses:	At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of- pocket expenses.

EXHIBIT B

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit B is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account(s) in the following money market deposit account of Wells Fargo Bank, National Association (Bank):

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $100,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $100,000. I understand that deposits in the MMDA are not secured.

I acknowledge that I have full power to direct investments of the Account(s).

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative

Date

EXHIBIT C-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Paladin Realty Income Properties, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-1 is attached, on behalf of Paladin Realty Income Properties, Inc.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Paladin Realty Securities, LLC and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-2 is attached, on behalf of Paladin Realty Securities, LLC.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title